As filed with the Securities and Exchange Commission on June 19, 1996
                                                  REGISTRATION NO. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          BATTLE MOUNTAIN GOLD COMPANY

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
             NEVADA                                      76-0151431
 (STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)
                           333 CLAY STREET, 42ND FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 650-6400
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ----------------
                                 ROBERT J. QUINN
             VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                          BATTLE MOUNTAIN GOLD COMPANY
                           333 CLAY STREET, 42ND FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 650-6400
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                ----------------
                                    COPY TO:
                                C. MICHAEL WATSON
                              BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234
                                ----------------
    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                 [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              [ ]

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                   AMOUNT TO      PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
     TITLE OF EACH CLASS OF     BE REGISTERED(2)   OFFERING PRICE       AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED                      PER SHARE(3)      OFFERING PRICE    FEE(4)(5)
=====================================================================================================
Common Stock, par value $0.10
     per share(1)                 148,617,459           $7.73         $1,148,521,748     $45,643
=====================================================================================================

(1)      Includes the preferred stock purchase rights associated with the Common
         Stock.
(2) Based upon sum of the number of common shares of Hemlo Gold Mines Inc. ("Hemlo Gold Common Shares") outstanding on March 31, 1996 plus the number of Hemlo Gold Common Shares subject to outstanding options and purchase rights exercisable on or before July 18, 1996 (the anticipated closing date of the combination of Hemlo Gold Mines Inc. and the Registrant (the "Transaction")) multiplied by 1.48, the exchange ratio in the Transaction.
(3) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices of Hemlo Gold Common Shares reported on the American Stock Exchange on June 14, 1996 ($11 7/16), divided by 1.48.
(4) In accordance with Rule 457(b), the registration fee is reduced by $281,433, which was the fee paid by the registrant to the Securities and Exchange Commission with respect to the Joint Management Information Circular and Proxy Statement filed on April 15, 1996 with respect to the Transaction.
(5) In accordance with Rule 429, shares of Common Stock, par value $0.10 per share, at an aggregate offering price of $200,000,000 are being carried forward from Registration Statement No. 33-51921, and the registration fee is reduced by $68,966, the filing fee associated with such shares.


         Pursuant to Rule 429, the Prospectus contained in this Registration Statement also relates to and constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-51921, which became effective on February 9, 1994.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 19, 1996

PROSPECTUS
                               148,617,459 Shares

                          BATTLE MOUNTAIN GOLD COMPANY

                                  Common Stock
                           (par value $0.10 per share)

         Each share of common stock, par value $0.10 per share (the "Battle Mountain Common Stock"), of Battle Mountain Gold Company, a Nevada corporation ("Battle Mountain"), offered hereby is issuable upon exchange of an exchangeable share (an "Exchangeable Share") of Hemlo Gold Mines Inc., an Ontario corporation ("Hemlo Gold"), issued by Hemlo Gold in exchange for Hemlo Gold Common Shares in connection with the combination of Battle Mountain and Hemlo Gold. In connection with the combination, Hemlo Gold will change its name to Battle Mountain Canada Inc. ("Battle Mountain Canada"). Shares of Battle Mountain Common Stock are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), during the period of time that the Registration Statement to which this prospectus relates remains effective. Battle Mountain, Battle Mountain Canada and Battle Mountain Canada Holdco, Inc., an indirect, wholly owned subsidiary of Battle Mountain organized under the laws of the State of Nevada ("Battle Mountain Sub"), will offer shares of Battle Mountain Common Stock in exchange for Exchangeable Shares from time to time. Upon such exchange, holders of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share. See "PLAN OF DISTRIBUTION." All expenses of registration incurred in connection with this offering are being paid by Battle Mountain. Battle Mountain, Battle Mountain Canada and Battle Mountain Sub will receive the Exchangeable Shares exchanged for the shares of Common Stock offered hereby. The Battle Mountain Common Stock is traded on the New York Stock Exchange (the "NYSE") and certain other stock exchanges outside the United States under the symbol "BMG." On June 17, 1996, the closing price of the Battle Mountain Common Stock on the NYSE was $8 per share.

                              --------------------

        SEE "RISK FACTORS" BEGINNING AT PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH ANY
         INVESTMENT IN THE BATTLE MOUNTAIN COMMON STOCK OFFERED HEREBY.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS __________, 1996.

                              AVAILABLE INFORMATION

         Battle Mountain is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at Citicorp Center, 13th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. Such reports, proxy statements and other information concerning Battle Mountain also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         Battle Mountain has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act with respect to the shares of Battle Mountain Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Battle Mountain and such Battle Mountain Common Stock, reference is made to such Registration Statement and to the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by Battle Mountain with the Commission pursuant to the Exchange Act (File No. 1-9666), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

         (a) Battle Mountain's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A dated April 29, 1996;

         (b) Battle Mountain's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (c) Battle Mountain's Form 8-K dated March 11, 1996;

         (d) Battle Mountain's Form 8-K dated June 11, 1996;

         (e) The description of the Battle Mountain Common Stock contained in Battle Mountain's Registration Statement on Form 8-A dated August 12, 1987 (as amended by a Form 8 dated April 25, 1991); and

         (f) The description of the preferred stock purchase rights associated with the Battle Mountain Common Stock contained in Battle Mountain's Registration Statement on Form 8-A dated November 15, 1988 (as amended by a Form 8 dated November 29, 1988).

         All documents filed by Battle Mountain pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part

                                       2

hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Battle Mountain hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Battle Mountain at its principal executive offices located at 333 Clay Street, 42nd Floor, Houston, Texas 77002, Attention: Secretary (telephone number: (713) 650-6400).

                                  RISK FACTORS

         Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before exchanging their Exchangeable Shares for the shares of Battle Mountain Common Stock offered hereby.

TAXABILITY OF THE EXCHANGE

         The exchange of Exchangeable Shares for shares of Battle Mountain Common Stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (redemption or exchange) and the length of time that the Exchangeable Shares were held prior to exchange. See "INCOME TAX CONSIDERATIONS."

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

         The Toronto Stock Exchange (the "TSE") has accepted notice of the Arrangement and has conditionally approved the listing of the Exchangeable Shares on the effective date of the Arrangement, subject to the satisfaction of customary requirements of the TSE. The Battle Mountain Common Stock is listed on the NYSE and certain other exchanges outside the United States. Battle Mountain has agreed that the shares of Battle Mountain Common Stock issuable from time to time in exchange for the Exchangeable Shares will be listed on the NYSE. There is no current intention to list the Exchangeable Shares or Battle Mountain Common Stock on any other stock exchange in Canada or the United States. As a result of the foregoing, the price at which the Exchangeable Shares will trade will be based upon the market for such shares on the TSE and the price at which the shares of Battle Mountain Common Stock will trade will be based upon the market for such shares on the NYSE and such other exchanges. Although Battle Mountain believes that the market price of the Exchangeable Shares on the TSE and the market price of the Battle Mountain Common Stock on the NYSE and such other exchanges will reflect essentially equivalent values, there can be no assurances that the market price of the Battle Mountain Common Stock will be identical, or even similar, to the market price of the Exchangeable Shares.

FOREIGN PROPERTY

         So long as they are listed on a prescribed stock exchange in Canada (which currently includes the TSE), the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement

                                       3

income funds and deferred profit sharing plans or for certain other tax-exempt persons. Battle Mountain Common Stock will, however, be foreign property for such plans or persons.

                                   THE COMPANY

         Battle Mountain's principal executive offices are located at 333 Clay Street, 42nd Floor, Houston, Texas 77002, and its telephone number is (713) 650-6400.

                                 USE OF PROCEEDS

         Because the shares of Battle Mountain Common Stock will be issued upon exchange of the Exchangeable Shares, Battle Mountain will receive no net cash proceeds upon such issuance.


                  DESCRIPTION OF BATTLE MOUNTAIN CAPITAL STOCK

         As of the date of this Prospectus, Battle Mountain is authorized by its Restated Articles of Incorporation (the "Battle Mountain Articles") to issue 200,000,000 shares of Battle Mountain Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (the "Battle Mountain Preferred Stock"). In connection with the combination of Battle Mountain and Hemlo Gold, the Battle Mountain Articles will be amended to increase the number of shares of Battle Mountain Common Stock authorized for issuance to 500,000,000, increase the number of shares of Battle Mountain Preferred Stock authorized for issuance to 50,000,000, authorize one share of special voting stock, par value $0.10 per share (the "Special Voting Stock") and provide for the relative rights of such class. As of May 31, 1996, there were 2,299,980 shares of $3.25 Convertible Preferred Stock (the "Convertible Preferred Stock") issued and outstanding and an additional 2,000,000 shares of Battle Mountain Preferred Stock designated by the Board of Directors of Battle Mountain as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). The number of shares of Battle Mountain Preferred Stock designated as Series A Preferred Stock will be increased to 5,000,000 in connection with the combination of Battle Mountain and Hemlo Gold. Shares of Series A Preferred Stock have been initially reserved for issuance upon exercise of the Rights hereinafter described. See "--Battle Mountain Preferred Stock--Series A Preferred Stock." On May 31, 1996, there were
(i) 81,335,448 shares of Battle Mountain Common Stock issued and outstanding and
(ii) 4,847,516 shares and 10,952,505 shares of Battle Mountain Common Stock reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Debentures due 2005 and of the Convertible Preferred Stock, respectively. In addition, as of May 31, 1996, 11,073,359 shares of Battle Mountain Common Stock were authorized and remained available for issuance under Battle Mountain's stock option plans and other employee benefit plans.

         Battle Mountain's ability to pay dividends is subject to certain restrictions contained in its revolving credit facility.

BATTLE MOUNTAIN COMMON STOCK

         Subject to the prior rights of any shares of Battle Mountain Preferred Stock that may from time to time be outstanding, holders of Battle Mountain Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by Battle Mountain and, in the event of liquidation, dissolution or winding up of Battle Mountain, are entitled to share ratably in all assets available for distribution.

         The Battle Mountain Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stockholders. The holders of Battle Mountain Common Stock have no preemptive rights to purchase any securities of Battle Mountain or cumulative voting rights.

                                       4

Preferred stock purchase rights are issuable in respect of all shares of Battle Mountain Common Stock issued prior to certain events. See "--Battle Mountain Preferred Stock--Series A Preferred Stock." All outstanding shares of Battle Mountain Common Stock are validly issued, fully paid and nonassessable. Battle Mountain is not prohibited by the Battle Mountain Articles from repurchasing shares of Battle Mountain Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Battle Mountain Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

         The outstanding Battle Mountain Common Stock is listed on the NYSE, the TSE, the Australian Stock Exchange Limited, the Swiss Stock Exchange and the Frankfurt Stock Exchange under the symbol "BMG." Battle Mountain has agreed that the shares of Battle Mountain Common Stock issuable from time to time in exchange for the Exchangeable Shares will be listed on the NYSE.

         The transfer agent, registrar and dividend disbursing agent for the Battle Mountain Common Stock is The Bank of New York.

BATTLE MOUNTAIN SPECIAL VOTING STOCK

         A single share of Battle Mountain Special Voting Stock has been authorized for issuance and a single share is outstanding having a par value of US$0.10 per share. Except as otherwise required by law or the Battle Mountain Articles, the share of Special Voting Stock possesses a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Battle Mountain or certain subsidiaries of Battle Mountain, and may be voted in the election of directors and on all other matters submitted to a vote of stockholders of Battle Mountain. The holders of Battle Mountain Common Stock and the holder of the share of Special Voting Stock vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Battle Mountain Articles. In the event of any liquidation, dissolution or winding up of Battle Mountain, the holder of the share of Special Voting Stock will not be entitled to receive any assets of Battle Mountain available for distribution to its stockholders. The holder of the share of Special Voting Stock is not entitled to receive dividends. Pursuant to the Combination Agreement by and between Battle Mountain and Hemlo Gold effective as of March 11, 1996, as amended and restated (the "Combination Agreement"), the share of Special Voting Stock was issued to the trustee appointed under the Voting, Support and Exchange Trust Agreement entered into among Battle Mountain, Battle Mountain Sub, Battle Mountain Canada and the trustee thereunder (the "Voting, Support and Exchange Trust Agreement"). At such time as the share of Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Battle Mountain or certain subsidiaries of Battle Mountain, and there are no shares of stock, debt, options or other agreements of Battle Mountain Canada that could give rise to the issuance of any Exchangeable Shares to any person (other than Battle Mountain or certain subsidiaries of Battle Mountain), the share of Special Voting Stock will be canceled.

BATTLE MOUNTAIN PREFERRED STOCK

         Battle Mountain's Board of Directors is authorized, without any further vote or action by Battle Mountain's stockholders, to divide the Battle Mountain Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Battle Mountain Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constituting the series and the designation of each series.

     CONVERTIBLE PREFERRED STOCK. Holders of shares of Battle Mountain's Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Battle Mountain, an

                                       5

annual cash dividend of US$3.25 per share, payable in equal quarterly installments. Except as required by law or as described in the next sentence, holders of shares of Convertible Preferred Stock have no voting rights. Whenever dividends on the Convertible Preferred Stock are in arrears for at least six full quarterly dividends, holders of the Convertible Preferred Stock will be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of Battle Mountain ranking on a parity with the Convertible Preferred Stock as to dividends and having like voting rights) to elect two additional directors until such dividend arrearage is eliminated. Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into shares of Battle Mountain Common Stock at a conversion rate of 4.762 shares of Battle Mountain Common Stock for each share of Convertible Preferred Stock, subject to adjustment under certain circumstances. The Convertible Preferred Stock is redeemable at any time on and after May 15, 1996, at the option of Battle Mountain, in whole or in part, in exchange for shares of Battle Mountain Common Stock at a redemption price of US$52.275 per share of Convertible Preferred Stock, and thereafter at prices decreasing ratably annually to US$50.00 per share on or after May 15, 2003, plus accrued and unpaid dividends. The number of shares of Battle Mountain Common Stock to be issued upon the redemption of any share of Convertible Preferred Stock will be equal to the then-current redemption price divided by the lower of
(i) the average of the daily closing prices of the Battle Mountain Common Stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of any applicable redemption notice or (ii) the closing price of the Battle Mountain Common Stock on the trading day immediately preceding the first business day immediately preceding the date of any applicable redemption notice. At no time is the Convertible Preferred Stock redeemable for cash.

         In the event of any liquidation, dissolution or winding up of Battle Mountain, the holders of shares of Convertible Preferred Stock are entitled to receive a liquidation preference of US$50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Battle Mountain Common Stock or any other stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. The holders of Convertible Preferred Stock and all series or classes of Battle Mountain's stock that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.

         The Convertible Preferred Stock is listed for trading on the NYSE. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred Stock is The Bank of New York.

         SERIES A PREFERRED STOCK. On November 10, 1988, the Board of Directors of Battle Mountain declared a dividend of one Right (a "Right") for each outstanding share of Battle Mountain Common Stock to stockholders of record at the close of business on November 21, 1988. Rights are issuable in respect of all shares of Battle Mountain Common Stock issued after such record date but prior to the earliest of (i) the Distribution Date (as defined below), (ii) the date on which the Rights are redeemed as provided below and (iii) November 10, 1998. Each Right entitles the registered holder to purchase from Battle Mountain a unit consisting of one one-hundredth of a share (a "Unit") of Battle Mountain's Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), at a purchase price of US$60 per Unit, subject to adjustment (the "Purchase Price").

         The Rights are now attached to all Battle Mountain Common Stock certificates representing outstanding shares, and no separate Rights Certificates have been distributed. The Rights will separate from the Battle Mountain Common Stock and a "Distribution Date" will occur upon the earlier of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Battle Mountain Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later

                                       6

date as may be determined by Battle Mountain's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of such outstanding shares of Battle Mountain Common Stock. The Rights Agreement specifying the terms of the Rights (the "Rights Agreement") provides that Noranda Inc., an Ontario corporation ("Noranda"), will not be an Acquiring Person unless and until it or any of its affiliates purchase or otherwise become the beneficial owner of shares of Battle Mountain Common Stock in addition to that acquired by it in the transaction contemplated by the Combination Agreement (the "Transaction") or any other person or persons who is (or collectively are) the beneficial owners of any shares of Battle Mountain Common Stock become an affiliate of Noranda unless (x) in either such case, Noranda, together with all of its affiliates, is not then the beneficial owner of 20 percent or more of the shares of Battle Mountain Common Stock then outstanding or (y) in case Noranda becomes the beneficial owner of such additional shares as a result of the acquisition of another person or becomes an affiliate of another person as a result of a bona fide transaction undertaken primarily for another purpose not related to the acquisition of beneficial ownership of shares of Battle Mountain Common Stock and not for any purpose with any effect of changing or influencing control of Battle Mountain, Noranda promptly divests or causes to be divested such additional shares or the shares owned beneficially by such affiliate. For purposes of the Rights, beneficial ownership of Exchangeable Shares will be treated as beneficial ownership of Battle Mountain Common Stock and calculations of percentage ownership, the number of shares outstanding and related provisions will be made on a basis that treats the Battle Mountain Common Stock and Exchangeable Shares as though they are the same security. The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 10, 1998, unless earlier redeemed by Battle Mountain as described below.

         In the event that (i) Battle Mountain is the surviving corporation in a merger with an Acquiring Person and the Battle Mountain Common Stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 30 percent or more of the then outstanding shares of Battle Mountain Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Battle Mountain Common Stock at a price and on terms that a majority of the independent directors of Battle Mountain determines to be fair to and otherwise in the best interests of Battle Mountain and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement or (iv) during such time as there is an Acquiring Person, an event involving Battle Mountain or a subsidiary of Battle Mountain occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (e.g., a reverse stock split), at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, Battle Mountain Common Stock (or, in certain circumstances, cash, property or other securities of Battle Mountain) having a value equal to two times the exercise price of the Right. The exercise price is the Purchase Price multiplied by the number of Units issuable upon exercise of the Right prior to the event described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by Battle Mountain as set forth below.

         In the event that, on or after the Stock Acquisition Date, (i) Battle Mountain is acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph) or (ii) 50 percent or more of Battle Mountain's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

                                       7

         At any time until 10 days following the Stock Acquisition Date, Battle Mountain may redeem the Rights in whole, but not in part, at a price of US$0.01 per Right, payable, at the option of Battle Mountain, in cash, shares of Battle Mountain Common Stock or such other consideration as the Board of Directors may determine. The Rights may have certain antitakeover effects, including deterring someone from acquiring control of Battle Mountain in a manner or on terms not approved by the Board of Directors of Battle Mountain. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Battle Mountain.

         Any shares of Series A Preferred Stock that may be issued upon exercise of the Rights will be nonredeemable. The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared, a preferential quarterly dividend in an amount per share effectively equal to the greater of US$2.00 per share or 100 times any cash or noncash dividend or other distribution declared on the Battle Mountain Common Stock (other than dividends payable in shares of Battle Mountain Common Stock), in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment per share in an amount effectively equal to the greater of US$100 per share or 100 times the per share amount distributed to holders of Battle Mountain Common Stock. In the event of any merger, consolidation or other transaction in which shares of Battle Mountain Common Stock are exchanged, the holder of the shares of Series A Preferred Stock will be entitled to receive per share 100 times the amount received per share of Battle Mountain Common Stock. Holders of Series A Preferred Stock will have 100 votes per share of Series A Preferred Stock and, except as otherwise provided in the Battle Mountain Articles or required by law, will vote together with holders of Battle Mountain Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, Battle Mountain will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with respect to the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on the Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (altogether with holders of any other Preferred Stock with similar rights) will have the right to elect two additional directors of Battle Mountain.


OTHER MATTERS

         ANTITAKEOVER PROVISIONS. The Battle Mountain Articles and the bylaws, as amended, of Battle Mountain ("Battle Mountain Bylaws") contain certain provisions that might be characterized as antitakeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Battle Mountain and make removal of management of Battle Mountain more difficult.

         PROVISIONS OF THE BATTLE MOUNTAIN ARTICLES AND BATTLE MOUNTAIN BYLAWS. The Battle Mountain Articles and the Battle Mountain Bylaws set the number of directors at a minimum of three and a maximum of 12, as may be fixed from time to time by resolution of the entire Board of Directors, and provide that the membership of the classified Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which serves for three years, with each class' term ending in a successive year. Under the Nevada General Corporation Law (the "NGCL"), any director may be removed from office upon the vote of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power, unless a corporation's articles require the concurrence of a larger percentage of the stock entitled to voting power. As permitted by the NGCL, Battle Mountain Articles provide that a director may be removed from

                                       8

office without cause only by the affirmative vote of the holders of not less than 80 percent of the number of shares of Battle Mountain Common Stock then outstanding.

         Pursuant to the Battle Mountain Articles, the vote of holders of 80 percent of the voting power of all stock of Battle Mountain entitled to vote in elections of directors (excluding stock entitled so to be voted only upon the happening of some contingency unless such contingency shall have occurred and is continuing) is required for approval of, with certain exceptions, a merger or consolidation of Battle Mountain with or into another corporation, a sale or lease of all or substantially all the assets of Battle Mountain to another corporation, person or entity and, under certain conditions, a sale or lease to Battle Mountain of assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities) of Battle Mountain or any of its subsidiaries, in each case where the other party to the transaction is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain. In addition, for any transaction to be effected for which the foregoing 80 percent vote is required, it is also required that such transaction be approved by a majority of the outstanding voting power of the voting stock of Battle Mountain, exclusive of the voting stock beneficially owned, directly or indirectly, by the party whose interest in the transaction and stock ownership in Battle Mountain gives rise to the requirement of the 80 percent vote. The foregoing requirements described in this paragraph do not apply to a transaction if (i) the Board of Directors of Battle Mountain has approved a memorandum of understanding with respect to such transaction with the other party to the transaction prior to the time the 5 percent beneficial ownership position is acquired or (ii) the transaction is made with a corporation of which 50 percent or more of its outstanding voting stock is beneficially owned, directly or indirectly, by Battle Mountain.

         As permitted by the NGCL, the Battle Mountain Articles provide that no action may be taken by stockholders without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action. Special meetings of stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board or the President of Battle Mountain.

         The Battle Mountain Articles require approval of at least 80 percent of the total voting power of the voting stock of Battle Mountain and approval of the holders of at least a majority of the voting power of the voting stock of Battle Mountain exclusive of all voting stock of Battle Mountain owned by beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain to effect an amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of such articles relating to (i) the alteration, amendment or repeal of the Battle Mountain Bylaws by stockholders, (ii) the organization and powers of the Board of Directors and the nomination, election and removal of directors, (iii) stockholder action without meetings and the calling of special stockholder meetings or (iv) the affirmative vote required for approval of the transactions described in the preceding paragraph between Battle Mountain and beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain. The Battle Mountain Articles also require the same affirmative vote for the amendment or repeal of the foregoing provision.

         The Battle Mountain Articles and the Battle Mountain Bylaws provide that the Bylaws may be altered, amended or repealed by the stockholders only by the affirmative vote of at least 80 percent of the voting power of all shares of Battle Mountain represented at any regular meeting of stockholders (or at any special meeting thereof duly called for that purpose) and entitled to vote generally in the election of directors, voting together as a class.

         The ability of the Board of Directors to determine the preferences, relative rights, qualifications and restrictions of the Preferred Stock and to issue Preferred Stock without stockholder approval could have an antitakeover effect.

                                       9

         The Board of Directors has adopted a preferred stock purchase rights plan which has an antitakeover effect. See "--Battle Mountain Preferred Stock
- --Series A Preferred Stock" for a description of the plan.

         Battle Mountain's committed revolving credit facility provides that it is an event of default thereunder if (a) any person or group acquires beneficial ownership of 20 percent or more of the voting stock of Battle Mountain or (b) during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors of Battle Mountain cease for any reason to constitute a majority of the Board of Directors of Battle Mountain.

         NEVADA CORPORATION LAW. Sections 78.378 ET SEQ. of the NGCL generally disallow the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which thresholds, whenever each may be crossed, trigger application of the voting bar with respect to the shares newly acquired. The issue of voting rights is presented at the next annual or special meeting of stockholders after the acquisition in question, unless a special meeting of stockholders is requested sooner by the acquiring person. At such meeting, the votes of an "interested stockholder" are not counted towards the majority approval requirement under this statute. In the event that the control shares are accorded full voting rights (but only if the acquiring person has acquired a majority voting interest in the issuing corporation), any stockholder, other than the acquiring person, who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his shares. Such right of payment may, however, be expressly withdrawn by the corporate charter or bylaws. Any charter or bylaw amendment withdrawing such right must be adopted prior to the 10th day following the acquisition of a controlling interest. In the event that the control shares are not accorded full voting rights, the issuing corporation may call for redemption of all, but not less than all, of the control shares at the average price paid for such shares, but only if the corporate charter or bylaws expressly permit such redemption. Any charter or bylaw amendment providing for such right of redemption must be adopted prior to the 10th day following the acquisition of a controlling interest.

         Battle Mountain is subject to Sections 78.411, ET SEQ. of the NGCL, which generally prohibit a publicly held Nevada corporation from engaging in any "combination" with an "interested stockholder" for three years after the date the interested stockholder became an interested stockholder unless, prior to that date, either the combination or the purchase of shares that resulted in the interested stockholder becoming such is approved by the board of directors of the corporation. An "interested stockholder" is a person who, together with affiliates and associates, is the beneficial owner (or within the previous three years was the beneficial owner) of 10 percent or more of the voting power of the corporation's outstanding voting shares. A "business combination" generally includes mergers, asset sales and share issuances above threshold sizes, and certain other transactions resulting in financial benefit to the interested stockholder. Even after the expiration of the three-year period in which such business combinations with an interested stockholder are prohibited, a corporation may not engage in a business combination with an interested stockholder unless, in addition to meeting applicable requirements of the corporation's articles of incorporation, either (1) the combination is approved by the affirmative vote of a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder (or affiliates or associates) at a meeting called for that purpose not earlier than the end of such three-year period or (2) certain requirements for the minimum consideration payable to holders other than the disinterested holder are met (based on the higher of (a) the highest price per share paid by the interested stockholder within prescribed periods and (b) the market value per share on the date of announcement of the transaction or the date the interested stockholder became such (in each case plus an amount based on an interest factor net of certain dividends) and (c) in the case of a class other than common stock, the highest preferential amount payable upon liquidation.

                                       10

         DIRECTOR AND OFFICER LIABILITY PROVISIONS. The Battle Mountain Articles eliminate the personal liability of each director and officer of Battle Mountain to Battle Mountain or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987. The Battle Mountain Articles do not limit or eliminate the liability of a director or officer for actions or omissions involving intentional misconduct, fraud, a knowing violation of law or payment of an unlawful dividend.

         GENERAL. The summary references above regarding the Battle Mountain Articles and the Battle Mountain Bylaws, filed as exhibits to the Registration Statement of which this Prospectus is a part, do not purport to be complete and are qualified in their entirety by reference to the Battle Mountain Articles and the Battle Mountain Bylaws.

                              PLAN OF DISTRIBUTION

EXCHANGEABLE SHARES

         Pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under section 182 of the Business Corporations Act (Ontario) (the "OBCA"), Battle Mountain Canada will undergo a reorganization of capital whereby, among other things, it will issue 1.48 Exchangeable Shares in exchange for each existing Hemlo Gold Common Share (other than Hemlo Gold Common Shares held by Battle Mountain and by holders who properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares) (the "Arrangement") at the effective time (the "Effective Time") of the combination of Hemlo Gold and Battle Mountain (the "Combination").

         Battle Mountain Common Stock may be issued to holders of Exchangeable Shares as follows: (i) holders of Exchangeable Shares may require at any time that such shares be exchanged for an equivalent number of shares of Battle Mountain Common Stock (see "-- Procedures for Issuance of Battle Mountain Common Stock -- Election by Holders to Exchange Exchangeable Shares"); (ii) Battle Mountain, Battle Mountain Sub and Battle Mountain Canada may redeem such Exchangeable Shares by exchanging therefor an equal number of shares of Battle Mountain Common Stock (see "-- Procedures for Issuance of Battle Mountain Common Stock -- Redemption of Exchangeable Shares"); and (iii) upon liquidation of Battle Mountain or Battle Mountain Canada, holders of Exchangeable Shares may be required to, or may elect to, exchange such Exchangeable Shares for shares of Battle Mountain Common Stock (see "-- Procedures for Issuance of Battle Mountain Common Stock -- Liquidation of Battle Mountain Canada" and "--Liquidation of Battle Mountain"). No broker, dealer or underwriter has been engaged in connection with the offering of the Battle Mountain Common Stock covered hereby.

         The following is a description of certain rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which are attached to the Plan of Arrangement (the "Exchangeable Share Provisions"), and certain provisions of the Voting, Support and Exchange Trust Agreement to be entered into between Hemlo Gold, Battle Mountain and The R-M Trust Company, as trustee (the "Voting, Support and Exchange Trust Agreement"). The Plan of Arrangement and the Voting, Support and Exchange Trust Agreement are included as exhibits to the Registration Statement of which this Prospectus constitutes a part, and the following description is qualified in its entirely by reference to the Plan of Arrangement and the Voting, Support and Exchange Trust Agreement.

                                       11

PROCEDURES FOR ISSUANCE OF BATTLE MOUNTAIN COMMON STOCK

         ELECTION BY HOLDERS TO EXCHANGE EXCHANGEABLE SHARES. Holders of the Exchangeable Shares are entitled at any time to retract (I.E., require Battle Mountain Canada to redeem) any or all such Exchangeable Shares owned by them and to receive an equivalent number of shares of Battle Mountain Common Stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, subject to the rights of Battle Mountain and Battle Mountain Sub described below. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to Battle Mountain Canada or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a duly executed statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and such other documents as may be required to effect the retraction of the Exchangeable Shares. The retraction will become effective five business days after the request is received by Battle Mountain Canada (the "Retraction Date").

         Upon receipt of a Retraction Request, Battle Mountain Canada is required to immediately notify Battle Mountain and Battle Mountain Sub of such Retraction Request. Battle Mountain or Battle Mountain Sub will thereafter have two business days in which to exercise its overriding right (the "Retraction Call Right") to purchase all of the Exchangeable Shares submitted by the holder thereof by the delivery of an equivalent number of shares of Battle Mountain Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (the "Retraction Price") to the transfer agent for delivery to such holder on the Retraction Date. If either Battle Mountain or Battle Mountain Sub so advises Battle Mountain Canada within such two business day period, Battle Mountain Canada will notify the holder as soon as possible thereafter that the Retraction Call Right will be exercised. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by Battle Mountain or Battle Mountain Sub nor redeemed by Battle Mountain Canada. In the event neither Battle Mountain nor Battle Mountain Sub determines to exercise its Retraction Call Right and provided that the Retraction Request is not revoked by the holder, Battle Mountain Canada is obligated to deliver to the holder the number of shares of Battle Mountain Common Stock equal to the number of Exchangeable Shares submitted by the holder for retraction, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares will be issued to the holder at Battle Mountain Canada's expense. If, as a result of solvency provisions of applicable law, Battle Mountain Canada is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Battle Mountain Canada will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. Exchangeable Shares not redeemed by Battle Mountain Canada as a result of such solvency provisions are subject to redemption pursuant to the optional exchange right granted to the trustee under the Voting, Support and Exchange Trust Agreement as described below under "-- Liquidation of Battle Mountain Canada."

         The Retraction Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to holders of Exchangeable Shares who acquire in the Arrangement Exchangeable Shares that are exchangeable into more than 5 percent of the number of shares of Battle Mountain Common Stock outstanding at the Effective Time and who have properly requested that Battle Mountain enter into a tax cooperation agreement pursuant to the Combination Agreement ("Initial 5 Percent Holders"), may be exercised only by Battle Mountain Sub unless certain conditions have occurred.

         REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of Battle Mountain or Battle Mountain Sub described below, on any date on or after July 31, 2003

                                       12

specified by the Battle Mountain Canada Board of Directors or such earlier date as specified by the Battle Mountain Canada Board of Directors if there are fewer than 5,000,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Battle Mountain and its direct and indirect subsidiaries and subject to adjustment to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Optional Redemption Date"), Battle Mountain Canada will redeem all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Shares (the "Redemption Price"). Notwithstanding any proposed redemption of the Exchangeable Shares by Battle Mountain Canada, Battle Mountain and Battle Mountain Sub will have the overriding right (the "Redemption Call Right") to purchase on the Optional Redemption Date all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or a single wholly owned subsidiary of Battle Mountain incorporated under the federal laws of Canada or a province thereof ("Canada Holdco")) in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders thereof will be obligated to sell such shares to Battle Mountain or Battle Mountain Sub, as applicable. If either Battle Mountain or Battle Mountain Sub exercises the Redemption Call Right, Battle Mountain Canada's right to redeem the Exchangeable Shares on such Optional Redemption Date will terminate.

         Battle Mountain Canada will, at least 120 days before the Optional Redemption Date, provide the registered holders of Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Battle Mountain Canada. On or after the date such proposed redemption is exercised, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Battle Mountain Canada, Battle Mountain Canada will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or by holding the Redemption Price for pick up by the holder at the registered office of Battle Mountain Canada or the office of the transfer agent as specified in the written notice.

         The Redemption Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to an Initial 5 Percent Holder, may be exercised only by Battle Mountain Sub unless certain conditions have occurred. If the Redemption Call Right is exercised, Battle Mountain Canada may elect to redeem all then outstanding Exchangeable Shares on a subsequent Optional Redemption Date.

         LIQUIDATION OF BATTLE MOUNTAIN CANADA. In the event of the liquidation, dissolution or winding up of Battle Mountain Canada or any other proposed distribution of the assets of Battle Mountain Canada among its shareholders for the purpose of winding up its affairs, holders of the Exchangeable Shares will be entitled to receive from Battle Mountain Canada one share of Battle Mountain Common Stock for each Exchangeable Share they hold, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on each such Exchangeable Share (the "Liquidation Amount"). Upon the occurrence of such liquidation, dissolution or winding up, Battle Mountain and Battle Mountain Sub will have the right (the "Liquidation Call Right") to purchase all of the outstanding Exchangeable Shares (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or Canada Holdco) from the holders thereof on the effective date of such liquidation, dissolution or winding up (the "Liquidation Date") in exchange for the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders thereof will be obligated to sell such shares to Battle Mountain or Battle Mountain Sub, as applicable. Upon the occurrence of a Battle Mountain Canada Insolvency Event, the trustee under the Voting, Support and Exchange Trust Agreement will have the right to require Battle Mountain to purchase any or all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Battle Mountain and certain of its subsidiaries) for the Liquidation Amount. A "Battle Mountain Canada Insolvency Event" is the institution by Battle Mountain Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Battle Mountain Canada to the institution of

                                       13

bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Battle Mountain Canada to contest in good faith any such proceedings commenced in respect of Battle Mountain Canada within 15 days of becoming aware thereof, or the consent by Battle Mountain Canada to the filing of any such petition or to the appointment of a receiver, or the making by Battle Mountain Canada of a general assignment for the benefit of creditors, or the admission in writing by Battle Mountain Canada of its inability to pay its debts generally as they become due, or Battle Mountain Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the Exchangeable Share Provisions.

         On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Battle Mountain Canada's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Battle Mountain and Battle Mountain Sub of its Liquidation Call Right, Battle Mountain Canada will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at Battle Mountain Canada's registered office or the office of the transfer agent, as specified by Battle Mountain Canada in a notice to such holders.

         The Liquidation Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to an Initial 5 Percent Holder, may be exercised only by Battle Mountain Sub unless certain conditions have occurred.

         LIQUIDATION OF BATTLE MOUNTAIN. Upon the occurrence of a Battle Mountain Liquidation Event, in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of Battle Mountain Common Stock, Battle Mountain will purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or Canada Holdco), and holders of such Exchangeable Shares will be required to sell the Exchangeable Shares held by them at that time, in exchange for the Liquidation Amount on the fifth business day prior to the effective date of the liquidation, dissolution or winding up contemplated by a Battle Mountain Liquidation Event. A "Battle Mountain Liquidation Event" means (i) any determination by Battle Mountain's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Battle Mountain or to effect any other distribution of assets of Battle Mountain among its stockholders for the purpose of winding up its affairs or (ii) receipt by Battle Mountain of notice of, or Battle Mountain otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Battle Mountain or to effect any other distribution of assets of Battle Mountain among its stockholders for the purpose of winding up its affairs.

         Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Battle Mountain may reasonably require, Battle Mountain will deliver to such holder certificates representing an equivalent number of shares of Battle Mountain Common Stock plus a check in the amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

                                       14

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of McCarthy Tetrault, who acted as counsel for Hemlo Gold in connection with the Arrangement, the following is a summary of the principal Canadian federal income tax considerations under the Canadian Tax Act generally applicable to Battle Mountain Canada shareholders who, for purposes of the Canadian Tax Act, hold their Exchangeable Shares and Battle Mountain Common Stock as capital property and deal at arm's length with Battle Mountain Canada, Battle Mountain and Battle Mountain Sub. This summary does not apply to a shareholder with respect to whom Battle Mountain or Battle Mountain Sub is or will be a foreign affiliate within the meaning of the Canadian Tax Act or who holds more than 10 percent of the Exchangeable Shares.

         The Exchangeable Shares will generally be considered to be capital property to a shareholder unless held in the course of carrying on a business, in an adventure in the nature of trade or as "mark-to-market" property for purposes of the Canadian Tax Act. Shareholders who are resident in Canada and whose Exchangeable Shares might not otherwise qualify as capital property may be entitled to obtain such qualification by making the irrevocable election provided by subsection 39(4) of the Canadian Tax Act. Shareholders who do not hold their Exchangeable Shares as capital property should consult their own tax advisors regarding their particular circumstances and, in the case of certain "financial institutions" (as defined in the Canadian Tax Act), the potential application to them of the special "mark-to-market" rules in the Canadian Tax Act, as the following discussion does not apply to such shareholders.

         This summary is based on the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention (the "Tax Treaty") and counsel's understanding of the administrative practices published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"), all in effect as of the date of this Prospectus. This summary takes into account specific proposals to amend the Canadian Tax Act and regulations announced prior to the date hereof (the "Tax Proposals"), although no assurances can be given that the Tax Proposals will be enacted in the form presented, or at all. This summary does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BATTLE MOUNTAIN CANADA SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

         In computing a shareholder's liability for tax under the Canadian Tax Act, (i) any cash amount received by the shareholder in U.S. dollars must be converted into the product obtained by multiplying the U.S. dollar amount by the noon spot exchange rate on such date for U.S. dollars expressed in Canadian dollars as reported by the Bank of Canada and (ii) the amount of any non-cash consideration received by the shareholder must be expressed in Canadian dollars, generally determined at the time such consideration is received.

SHAREHOLDERS RESIDENT IN CANADA

         The following portion of the summary is applicable to Battle Mountain Canada shareholders who, for purposes of the Canadian Tax Act, are resident or deemed to be resident in Canada.

                                       15

         REDEMPTION OF EXCHANGEABLE SHARES

         On the redemption (including a retraction) of an Exchangeable Share by Battle Mountain Canada, the holder of an Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds (the fair market value at that time of Battle Mountain Common Stock received by the shareholder from Battle Mountain Canada on the redemption plus the amount of any accrued but unpaid dividends on the Exchangeable Share) exceed the paid-up capital (for purposes of the Canadian Tax Act) at that time of the Exchangeable Share so redeemed. The amount of any such deemed dividend will be subject to the tax treatment described below under "--Deemed Dividends on Exchangeable Shares." On the redemption, the holder of an Exchangeable Share will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. A holder will in general realize a capital loss (or a capital gain) equal to the amount by which the adjusted cost base to the holder of the Exchangeable Share exceeds (or is less than) such proceeds of disposition. See "--Taxation of Capital Gain or Capital Loss" below. In the case of a shareholder that is a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

         DEEMED DIVIDENDS ON EXCHANGEABLE SHARES

         In the case of a shareholder who is an individual, dividends deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

         Subject to the discussion below as to the denial of the dividend deduction, in the case of a shareholder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends deemed to be received on the Exchangeable Shares will be included in computing its income and will normally be deductible in computing its taxable income. A corporation is a specified financial institution for purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.

         In the case of a shareholder that is a specified financial institution, such a deemed dividend will be deductible in computing its taxable income only if either:

         (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

         (ii) at the time of the receipt of the deemed dividend by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding Exchangeable Shares.

         A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3 percent on dividends deemed to be received on the Exchangeable Shares to the extent that such deemed dividends are deductible in computing the shareholder's taxable income.

                                       16

         If Battle Mountain, Battle Mountain Sub or any other person with whom Battle Mountain does not deal at arm's length is a specified financial institution at the time of redemption, then, subject to the exemption described below, dividends received or deemed to be received by a shareholder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. A shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3 percent on deemed dividends that are not deductible in computing taxable income. As set forth and qualified in the Combination Agreement, Battle Mountain has represented that neither it nor any person with whom it does not deal at arm's length is a specified financial institution. Battle Mountain intends to endeavour to avoid such status in the future, although there can be no assurances that this status will not change prior to any deemed receipt of any dividend by a corporate shareholder.

         This denial of the dividend deduction for a corporate shareholder will not in any event apply if, at the time of redemption, the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), Battle Mountain controls Battle Mountain Canada, and the recipient (together with persons with whom the recipient does not deal at arm's length or any partnership or trust of which the recipient or person is a member or beneficiary, respectively) does not receive dividends on more than 10 percent of the issued and outstanding Exchangeable Shares.

         The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purposes of the Canadian Tax Act. Accordingly, Battle Mountain Canada will be subject to a 66 2/3 percent tax under Part VI.1 of the Canadian Tax Act on dividends deemed to be paid on the Exchangeable Shares and will be entitled to deduct 9/4 of the tax payable in computing its taxable income under Part I of the Canadian Tax Act.

         EXCHANGE OF EXCHANGEABLE SHARES

         On the exchange of an Exchangeable Share by the holder thereof with Battle Mountain or Battle Mountain Sub for Battle Mountain Common Stock, the holder will in general realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Share, net any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share. For these purposes, the proceeds of disposition will be the fair market value of Battle Mountain Common Stock at the time of the exchange plus the amount of any accrued but unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration. See "--Taxation of Capital Gain or Capital Loss" below.

         TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

         Three-quarters of any capital gain (the "taxable capital gain") realized on a retraction, redemption or exchange of Exchangeable Shares or disposition of Battle Mountain Common Stock will be included in the shareholder's income for the year of disposition. Three-quarters of any capital loss so realized (the "allowable capital loss") may be deducted by the holder against taxable capital gains for the year of disposition. Any excess of allowable capital losses over taxable capital gains of the shareholder for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years.

         Capital gains realized by an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains.

         If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of an Exchangeable Share may be reduced by the amount

                                       17

of dividends received or deemed to have been received by it on such share or on the Hemlo Gold Common Shares previously owned by such holder, to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares.

         HOLDING AND DISPOSING OF BATTLE MOUNTAIN COMMON STOCK

         The cost of Battle Mountain Common Stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of Battle Mountain Common Stock at the time of such event.

         Dividends on Battle Mountain Common Stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A corporation that is a shareholder will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3 percent on dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

         A disposition or deemed disposition of Battle Mountain Common Stock by a holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of Battle Mountain Common Stock. See "--Taxation of Capital Gain or Capital Loss" above.

         ELIGIBILITY FOR INVESTMENT

         Battle Mountain Common Stock will be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons.

         Battle Mountain Common Stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the NYSE (or are listed on another prescribed stock exchange).

         FOREIGN PROPERTY INFORMATION REPORTING

         A holder of Battle Mountain Common Stock who is a "specified Canadian entity" (as defined in the Tax Proposals) and whose cost amount for such shares at any time in a year or fiscal period exceeds Canadian $100,000 will be required to file an information return in respect of such shares disclosing the holder's cost amount, any dividends received in the year and any gains or losses realized in the year in respect of such shares. A specified Canadian entity means a taxpayer resident in Canada in the year, other than a corporation or a trust exempt from tax under Part I of the Canadian Tax Act, a non-resident-owned investment corporation, a mutual fund corporation, a mutual fund trust and certain other trusts and partnerships.

SHAREHOLDERS NOT RESIDENT IN CANADA

         The following portion of the summary is applicable to holders of Exchangeable Shares who, for purposes of the Canadian Tax Act, have not been and will not be resident or deemed to be resident

                                       18

in Canada at any time while they have held Hemlo Gold Common Shares or hold Exchangeable Shares or Battle Mountain Common Stock and to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act) and who do not use or hold and are not deemed to use or hold such shares in connection with carrying on a business in Canada.

         Generally, such shares will not be taxable Canadian property provided that such shares are listed on a prescribed stock exchange (which currently include the TSE and the NYSE), the holder does not use or hold, and is not deemed to use or hold, such shares, in connection with carrying on a business in Canada and the holder, alone or together with persons with whom such holder does not deal at arm's length, has not owned (or had under option) 25 percent or more of the issued shares of any class or series of the capital stock of Battle Mountain Canada or Battle Mountain at any time within five years preceding the date of disposition. The Exchangeable Shares have been accepted for listing on the TSE, subject to the satisfaction of the requirements of the TSE, and Battle Mountain has indicated that it intends to use its best efforts to cause Battle Mountain Canada to maintain such listing. Battle Mountain has indicated that it will maintain the listing of Battle Mountain Common Stock on the NYSE or another prescribed stock exchange.

         A holder of Exchangeable Shares will not be subject to tax under the Canadian Tax Act on the exchange of an Exchangeable Share for Battle Mountain Common Stock (except to the extent the exchange results in a redemption of an Exchangeable Share) or on the sale or other disposition of Battle Mountain Common Stock. A holder whose Exchangeable Shares are redeemed (either under Battle Mountain Canada's redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above for shareholders resident in Canada under "--Redemption of Exchangeable Shares." The amount of such deemed dividend will be subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25 percent, although such rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty, the rate is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty.

UNITED STATES FEDERAL TAX CONSIDERATIONS

         The following summary of the principal United States federal income tax considerations generally applicable to a United States Holder (as defined below) of Exchangeable Shares arising from and relating to the receipt and ownership of Battle Mountain Common Stock, represents the opinion of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), who acted as United States counsel to Hemlo Gold in connection with the Arrangement, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect thereto.

         As used herein, a United States Holder includes a holder of Exchangeable Shares who is a citizen or individual resident of the United States, a corporation or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, or an estate or trust the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, persons having a "functional currency" other than the United States dollar, holders who hold Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction (other than by virtue of their participation in an exchange of Exchangeable Shares for Battle Mountain Common Stock as contemplated herein) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services. This summary is limited to United States Holders who hold Exchangeable Shares as capital assets.

                                       19

         This summary is based on United States federal income tax law in effect as of the date of this Prospectus. No statutory, judicial or administrative authority exists which directly addresses certain of the United States federal income tax consequences of the ownership of instruments comparable to the Exchangeable Shares. Consequently, some aspects of the United States federal income tax treatment of the exchange of Exchangeable Shares for shares of Battle Mountain Common Stock are not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the "IRS") regarding the tax consequences of the transactions described herein.

         This summary does not address aspects of United States taxation other than United States federal income taxation under the United States Internal Revenue Code of 1986, as amended (the "U.S. Code"), nor does it address all aspects of United States federal income taxation that may be applicable to a particular United States Holder in light of the United States Holder's particular circumstances. In addition, this summary does not address the United States state or local tax consequences or the foreign tax consequences of the receipt and ownership of Battle Mountain Common Stock.

         UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE RECEIPT AND OWNERSHIP OF BATTLE MOUNTAIN COMMON STOCK.

         EXCHANGE OF EXCHANGEABLE SHARES. A United States Holder that exercises such holder's right to exchange its Exchangeable Shares for shares of Battle Mountain Common Stock will generally, subject to the discussion below, recognize gain or loss on such exchange. Such gain or loss will be equal to the difference between the fair market value of the shares of Battle Mountain Common Stock at the time of the exchange and the United States Holder's tax basis in the Exchangeable Shares surrendered. The gain or loss will generally be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized. Capital gain or loss will generally be long-term capital gain or loss if a United States Holder's holding period for its Exchangeable Shares is longer than one year at the time of the exchange. A United States Holder will generally, subject to the discussion below, have a tax basis in the shares of Battle Mountain Common Stock received equal to the fair market value of such shares at the time of the exchange. The holding period for such shares will generally, subject to the discussion below, begin on the day after the exchange. The IRS could assert, however, that the Exchangeable Shares and certain of the rights associated therewith constitute "offsetting positions" for purposes of the straddle rules set forth in Section 1092 of the U.S. Code. In such case, the holding period of the Exchangeable Shares would not increase while held by a United States Holder.

         It is possible, however, that a United States Holder who holds Exchangeable Shares not acquired in the Arrangement would not be permitted to recognize loss on an exchange of such Exchangeable Shares for Battle Mountain Common Stock. In that case, a United States Holder will have a tax basis in the shares of Battle Mountain Common Stock received equal to the tax basis of the Exchangeable Shares exchanged therefor and the United States Holder's holding period for the Battle Mountain Common Stock received will include the United States Holder's holding period in the Exchangeable Shares exchanged therefor. Further, under certain limited circumstances, an exchange by a United States Holder of Exchangeable Shares for shares of Battle Mountain Common Stock may, in any event, be characterized as a tax-free exchange. Whether an exchange would be tax-free will depend upon the facts and circumstances existing at the time of the exchange and cannot be accurately predicted at the date of this Prospectus.

         For United States federal income tax purposes, gain realized on the exchange of Exchangeable Shares for shares of Battle Mountain Common Stock generally will be treated as United States source gain, except that, under the terms of the Tax Treaty, such gain may be treated as sourced in

                                       20

Canada. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. A United States Holder that is ineligible for a foreign tax credit with respect to any Canadian tax paid may be entitled to a deduction therefor in computing United States taxable income.

         PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS. For United States federal income tax purposes, Battle Mountain Canada generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year ending prior to consummation of the Arrangement during which either (i) 75 percent or more of its gross income was passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produced or were held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of Battle Mountain Canada's significant subsidiaries will be attributed to Battle Mountain Canada.

         While there can be no assurance with respect to the classification of Battle Mountain Canada as a PFIC, Battle Mountain Canada believes that it did not constitute a PFIC during its taxable years ending prior to consummation of the Arrangement. Currently, Battle Mountain Canada and Battle Mountain intend to endeavor to cause Battle Mountain Canada to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Moreover, in connection with the transactions contemplated herein, no opinion will be rendered regarding Battle Mountain Canada's status as a PFIC.

         For purposes of applying the 50 percent asset test following the Arrangement, Battle Mountain Canada's assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments. As a result, it is possible that Battle Mountain Canada could be a PFIC for taxable years ending after the Arrangement even though less than 50 percent of Battle Mountain Canada's assets (measured by the fair market value of such assets) do not constitute passive assets. After the Arrangement, Battle Mountain Canada will endeavor to notify United States Holders of Exchangeable Shares if it believes that Battle Mountain Canada was a PFIC for that taxable year.

         If Battle Mountain Canada is a PFIC during a United States Holder's holding period for such holder's Exchangeable Shares, and the United States Holder has not made an election to treat Hemlo Gold as a qualified electing fund (a "QEF Election") with respect to all taxable years included in the United States Holder's holding period in which Battle Mountain Canada was a PFIC, then
(i) the United States Holder would be required to allocate gain recognized upon the exchange of Exchangeable Shares for shares of Battle Mountain Common Stock ratably over the United States Holder's holding period for such Exchangeable Shares, (ii) the amount allocated to each year other than (x) the year of the disposition of the Exchangeable Shares or (y) any year prior to the beginning of the first taxable year of Battle Mountain Canada for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year, and (iii) gain recognized upon the disposition of the Exchangeable Shares would be taxable as ordinary income.

         If a United States Holder has made a QEF Election with respect to all taxable years included in the United States Holder's holding period in which Battle Mountain Canada was a PFIC, the United States Holder would recognize gain or loss on the disposition of Exchangeable Shares without regard to the PFIC rules. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant considerations if Battle Mountain Canada is a PFIC for any taxable year.

         The foregoing summary of the possible application of the PFIC rules to Battle Mountain Canada and the United States Holders of Exchangeable Shares is only a summary of certain material aspects

                                       21

of those rules. Because the United States federal income tax consequences to United States Holders under the PFIC provisions are significant and complex, United States Holders are urged to discuss those consequences with their tax advisors.

         SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES. The following summary is applicable to a non-United States Holder who acquires Battle Mountain Common Stock in exchange for Exchangeable Shares. As used herein, a non-United States Holder is a holder of Exchangeable Shares or of Battle Mountain Common Stock acquired in exchange for Exchangeable Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, but excludes persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, financial institutions, insurance companies, broker-dealers, holders who hold Exchangeable Shares as part of a straddle, wash sale, hedging or conversion transaction (other than by virtue of their participation in an exchange of Exchangeable Shares for Battle Mountain Common Stock as contemplated herein) and holders who acquired their Exchangeable Shares through the exercise of employee stock options or otherwise as compensation for services. A non-United States Holder seeking benefits under an applicable tax treaty or an exemption from United States withholding tax for "effectively connected" income, as described below, may be required to comply with additional certification and other requirements in order to establish the holder's entitlement to such benefits or exemption. This summary is limited to non-United States Holders who hold Exchangeable Shares as capital assets and who will hold Battle Mountain Common Stock as a capital asset. Moreover, insofar as concerns ownership by a non-United States Holder of Exchangeable Shares, this discussion is limited to the exchange by such holder of Exchangeable Shares for Battle Mountain Common Stock and does not otherwise address U.S. federal tax consequences of the ownership and disposition of Exchangeable Shares.

         An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to tax as if they were U.S. citizens.

         This discussion does not consider specific facts and circumstances that may be relevant to a particular non-United States Holder's tax position, including whether such non-United States Holder is a United States expatriate.

         Dividends received by a Non-United States Holder with respect to Battle Mountain Common Stock that are not effectively connected with the conduct by such holder of a trade or business in the United States will generally be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an applicable income tax treaty in effect between the United States and the non-United States Holder's country of residence (currently 15 percent, generally, on dividends paid to residents of Canada under the Tax Treaty).

         Subject to the discussion below, a non-United States Holder generally will not be subject to United States federal income tax on gain (if any) recognized on the exchange of the Exchangeable Shares for Battle Mountain Common Stock or on the sale or exchange of shares of Battle Mountain Common Stock, unless (i) such gain is effectively connected with a trade or business of the non-United States Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-United States Holder in the United States, or (ii) the non-United States Holder is an individual who holds the Exchangeable Shares or the Battle Mountain Common Stock, as the case may be, as capital assets and is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

                                       22

         Notwithstanding the general rule set forth in the preceding paragraph, under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), gain or loss recognized by a non-United States Holder on the exchange of Exchangeable Shares for Battle Mountain Common Stock or on the sale or exchange of shares of Battle Mountain Common Stock will be subject to regular United States federal income tax, as if such gain or loss were effectively connected with a U.S. trade or business, if (a) Battle Mountain is a "U.S. real property holding corporation" ("USRPHC") (as defined below) and (b) such non-United States Holder is a "greater than 5 percent shareholder" (as defined below) of Battle Mountain Canada or Battle Mountain, as the case may be.

         Battle Mountain will be a USRPHC with respect to any greater than 5 percent shareholder if at any time during the shorter of (x) the five-year period ending on the date of the sale or exchange of Exchangeable Shares for Battle Mountain Common Stock or the sale or exchange of Battle Mountain Common Stock (as the case may be) or (y) the period during which such greater than 5 percent shareholder held such Exchangeable Shares or Battle Mountain Common Stock (as the case may be) (such period the "FIRPTA holding period"), the fair market value of Battle Mountain's interests in United States real property equaled or exceeded 50 percent of the sum of the fair market values of all of its interests in real property and all of its other assets used or held for use in a trade or business (as defined in applicable regulations). Battle Mountain has represented in the Combination Agreement that it is not presently a USRPHC. Moreover, Battle Mountain considers it unlikely that Battle Mountain will become a USRPHC in the future unless its interests in United States real property increase significantly as a result of one or more acquisitions, but there can be no assurance that Battle Mountain will not in any event become a USRPHC in the future.

         The definition of a "greater than 5 percent shareholder" is complex and subject to some uncertainty. In the case of a non-United States Holder who owns only Battle Mountain Common Stock (actually and constructively), such non-United States Holder will be a greater than 5 percent shareholder if such non-United States Holder holds more than 5 percent of the total fair market value of the Battle Mountain Common Stock outstanding (on a non-diluted basis). In the case of a non-United States Holder who owns only Exchangeable Shares (actually and constructively, other than Battle Mountain Common Stock constructively owned by reason of ownership of Exchangeable Shares), such non-United States Holder will be a greater than 5 percent shareholder if either (a) such non-United States Holder holds more than 5 percent of the total fair market value of the Exchangeable Shares outstanding and the Exchangeable Shares are treated as "regularly traded on an established securities market" or (b) such non-United States Holder holds Exchangeable Shares with a fair market value on the relevant date of determination greater than 5 percent of the total fair market value of the Battle Mountain Common Stock outstanding (on a non-diluted basis) on such date and the Exchangeable Shares are not treated as "regularly traded on an established securities market." The Exchangeable Shares will be traded on the TSE which should be considered an "established securities market" for this purpose. The Exchangeable Shares will be treated as regularly traded on that market if they are registered by Battle Mountain under Section 12 of the Exchange Act or Battle Mountain makes certain filings with the IRS, and certain other conditions are met. Battle Mountain intends to register the Exchangeable Shares under Section 12 of the Exchange Act. Notwithstanding the foregoing, the Exchangeable Shares will not be considered regularly traded on the TSE during any calendar quarter in which 100 or fewer persons own 50 percent or more of the Exchangeable Shares. If a non-United States Holder which is a greater than 5 percent shareholder during a period in which Battle Mountain is a USRPHC subsequently disposes of sufficient Exchangeable Shares or Battle Mountain Common Stock so that such non-United States Holder is no longer a greater than 5 percent shareholder, such non-United States Holder will still be subject to United States federal income tax on subsequent dispositions until Battle Mountain has ceased to be a USRPHC for at least five years. If at any time, Battle Mountain Common Stock were not regularly traded on an established securities market, or the Exchangeable Shares were traded on an established securities market located in the United States, different rules, not described herein,

                                       23

may apply. Non-United States Holders who believe they may be greater than 5 percent shareholders are particularly urged to consult their own tax advisors to determine the possible application of FIRPTA to them.

         A non-United States Holder that is a greater than 5 percent shareholder may be subject to withholding on the exchange of Exchangeable Shares for Battle Mountain Common Stock if, at the time of the exchange, the Exchangeable Shares are not treated as regularly traded on an established securities market. Upon the exchange of Exchangeable Shares for Battle Mountain Common Stock, the transferee of the Exchangeable Shares would be required to withhold ten percent of the amount realized in the exchange unless, in general, the non-United States Holder obtains from Battle Mountain and provides to the transferee a statement signed under penalties of perjury to the effect that Battle Mountain is not a USRPHC and was not a USRPHC at any time during the FIRPTA holding period (described above). Any tax withheld may be credited against the United States federal income tax owed by the non-United States Holder for the year in which the exchange occurs.

         The foregoing summary of the possible application of the FIRPTA rules to non-United States Holders is only a summary of certain material aspects of these rules. Because the United States federal income tax consequences to a non-United States Holder under FIRPTA may be significant and are complex, non-United States Holders are urged to discuss those consequences with their tax advisors.

         Battle Mountain Common Stock (or a previously triggered obligation of Battle Mountain or Battle Mountain Sub to deliver Battle Mountain Common Stock along with unpaid dividends) will be deemed to be a United States situs asset for purposes of United States federal estate tax law and, therefore, Battle Mountain Common Stock (or a previously triggered obligation of Battle Mountain or Battle Mountain Sub to deliver Battle Mountain Common Stock along with unpaid dividends) held by an individual non-United States Holder at the time of his or her death will generally be subject to the United States federal estate tax, except as may otherwise be provided by an applicable tax or estate tax treaty with the United States.

         The Tax Treaty provides that the United States federal estate tax paid by a resident of Canada will generally be allowed as a deduction from the amount of any Canadian tax otherwise payable by the individual for the year in which the individual died on the total of (a) any income, profits or gains of the individual arising in the United States in that year and (b) where the value at the time of the individual's death of the individual's entire gross estate, wherever situated, exceeds $1.2 million, any income, profits or gains of the individual for that year from property situated in the United States at that time. This summary does not purport to be a complete description of all of the provisions of the Tax Treaty that may affect the taxation of Canadian residents. Non-United States Holders should consult their tax advisors as the tax consequences to them of the Tax Treaty or another applicable tax or estate tax treaty with the United States.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Common Stock offered hereby are being passed upon for Battle Mountain by Baker & Botts, L.L.P., Houston, Texas. Baker & Botts, L.L.P. will rely as to matters of Nevada law on Marshall Hill Cassas & de Lipkau, Reno, Nevada. Certain federal U.S. and Canadian tax consequences have been passed upon by Fried, Frank, Harris, Shriver & Jacobson, New York, New York (a partnership including professional corporations) and McCarthy Tetrault, Toronto, Ontario, respectively, as set forth under "Income Tax Considerations."

                                       24

                                     EXPERTS

         The consolidated financial statements of Battle Mountain, incorporated by reference herein as of December 31, 1995, and for the year ended December 31, 1995 have been audited by Price Waterhouse LLP, independent accountants, as set forth in their report thereon incorporated by reference herein. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements and financial statement schedule of Battle Mountain as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independant public accountants, as set forth in their report. In that report, that firm states that with respect to certain subsidiaries of Battle Mountain, its opinion is based on the reports of other independent public accountants, namely Coopers & Lybrand.The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance upon the authority of those firms as experts in giving said reports.

         The consolidated financial statements of Hemlo Gold, incorporated by reference herein as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, have been audited by Ernst & Young, Chartered Accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       25

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses to be paid by Battle Mountain in connection with this offering are as follows:

Securities and Exchange Commission registration fee ..............      $45,643
Printing expenses ................................................        3,500
Accounting fees and expenses .....................................            *
Legal fees and expenses ..........................................            *
Miscellaneous ....................................................       _____*

Total ............................................................            *
                                                                         ======
* To be furnished by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VII of the Battle Mountain Bylaws provides for the indemnification of officers and directors of Battle Mountain to the extent authorized by the NGCL. Pursuant to Section 78.751 of the NGCL, Battle Mountain generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments and amounts paid in settlements incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Battle Mountain and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is finally adjudged to be liable to Battle Mountain or for amounts paid in settlement, unless and only to the extent the court determines that indemnification is appropriate. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         Section 78.751 of the NGCL also enables a corporation to purchase and maintain insurance for its present and former directors, officers, employees and agents. Accordingly, Battle Mountain has provided liability insurance for each director and officer for certain losses arising from claims or charges made against him while acting in his capacity as a director or officer of Battle Mountain, including liabilities under federal securities laws.

         The above discussion of Battle Mountain's Bylaws and of Section 78.751 of the NGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws and statute.

         Additionally, Article Tenth of Battle Mountain Articles limits the liability of Battle Mountain's directors and officers under certain circumstances. Article Tenth states:

                  No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of
         Section 78.300 of the NGCL.

                                      II-1

         Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omission prior to such repeal or modification.

ITEM 16. EXHIBITS

         The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT
NUMBER                EXHIBIT TITLE
- -------               -------------
*4(a)(1) Form of Restated Articles of Incorporation as amended and restated through May 11, 1988 (Exhibit 4(a) to Battle Mountain's Registration Statement on Form S-3 dated January 16, 1994; Registration No. 33-51921).

*4(a)(2) Form of Amendment to Restated Articles of Incorporation of Battle Mountain (Annex F to the Joint Management Information Circular and Proxy Statement filed as Exhibit 20(a) to Battle Mountain's Current Report on Form 8-K dated June 11, 1996).

*4(b) Certificate of Resolution Establishing Designation, Preferences and Rights of $3.25 Convertible Preferred Stock (Exhibit 4(b) to Battle Mountain's Registration Statement on Form S-3 dated January 16, 1994; Registration No. 33-51921).

*4(c) Bylaws of Battle Mountain, as amended through March 1, 1994 (Exhibit 3(c) to Battle Mountain's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; File No. 1-9666).

*4(d)(1) Rights Agreement, dated November 10, 1988, between Battle Mountain and NCNB Texas National Bank, as Rights Agent (Exhibit to Battle Mountain's Form 8 filed with the Commission on November 30, 1988 amending Battle Mountain's Report on Form 8-K dated November 21, 1988; File No. 1-9666).

*4(d)(2) First Amendment to Rights Agreement, dated July 30, 1992, between Battle Mountain and The Bank of New York , as successor Rights Agent (Exhibit 4(a)(2) to Battle Mountain's Annual Report on Form 10-K for the year ended December 31, 1992; File No. 1-9666).

*4(e) Specimen Stock Certificate for the Common Stock of Battle Mountain (Exhibit 4(b) to Battle Mountain's Annual Report on Form 10-K for the year ended December 31, 1988; File No. 1-9666).

+5 Opinion of Baker & Botts, L.L.P. regarding the legality of the securities being issued (including relied upon opinion of Marshall Hill Cassas & de Lipkau).

+8(a)          Opinion of McCarthy Tetrault regarding tax matters.

+8(b) Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding tax matters.

23(a)          Consent of Price Waterhouse LLP, independent accountants.

23(b)          Consent of Arthur Andersen LLP, independent public accountants.

                                      II-2

23(c)          Consent of Coopers & Lybrand, independent auditors.

23(d)          Consent of Ernst & Young, Chartered Accountants.

23(e)          Consent of Baker & Botts, L.L.P. (included in Exhibit 5).

23(f)          Consent of McCarthy Tetrault (included in Exhibit 8(a)).

23(g)          Consent of Fried, Frank, Harris, Shriver & Jacobson (included in
               Exhibit 8(b)).

24             Power of Attorney.

*99(a) Form of Plan of Arrangement of Hemlo Gold Mines Inc. (Annex D to the Joint Management Information Circular and Proxy Statement filed as Exhibit 20(a) to Battle Mountain's Current Report on Form 8-K dated June 11, 1996).

*99(b) Form of Voting, Support and Exchange Trust Agreement among Battle Mountain, Hemlo Gold Mines Inc. and The R-M Trust Company, as trustee (Annex E to the Joint Management Information Circular and Proxy Statement filed as Exhibit 20(a) to Battle Mountain's Current Report on Form 8-K dated June 11, 1996).

- --------------------
*Incorporated by reference as indicated.
+To be furnished by amendment.

ITEM 17. UNDERTAKINGS

         Battle Mountain hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Battle Mountain's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Battle Mountain hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                                      II-3

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Battle Mountain pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Battle Mountain pursuant to the provisions described under Item 15 above, or otherwise, Battle Mountain has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Battle Mountain of expenses incurred or paid by a director, officer or controlling person of Battle Mountain in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Battle Mountain will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-4


                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, BATTLE MOUNTAIN CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JUNE 18, 1996.

                                      BATTLE MOUNTAIN GOLD COMPANY



                                      By: /s/ KARL E. ELERS
                                             (Karl E. Elers,
                                              Chairman of the Board and
                                              Chief Executive Officer)

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                         TITLE                          DATE


    /s/ KARL E. ELERS           Chairman of the Board, Chief       June 18, 1996
        Karl E. Elers          Executive Officer and Director
                                (Principal Executive Officer)

 /s/ R. DENNIS O'CONNELL      Vice President--Finance and Chief    June 18, 1996
     R. Dennis O'Connell              Financial Officer
                             (Principal Financial and Accounting
                                         Officer)

    DOUGLAS J. BOURNE*                   Directors
     DELO H. CASPARY*
   CHARLES E. CHILDERS*
      JACK R. CROSBY*
      RODNEY L. GRAY*
       TED H. PATE*
   KENNETH R. WERNEBURG*
     WILLIAM A. WISE*

*By: /S/ KARL E. ELERS                                             June 18, 1996
        (Karl E. Elers, Attorney-in-Fact)

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